EXHIBIT 99.1

NEWS RELEASE

[LETTERHEAD OF K2 INC.]

Contacts:	Dudley W. Mendenhall
K2 Inc.
Sr. Vice President – Finance
760.494.1000

Chad A. Jacobs/ James Palczynski – Investor Relations
Mike Fox/ John Flanagan – Media Relations
Integrated Corporate Relations
203.222.9013

K2 INC. OUTLINES FY2004 GUIDANCE FOR SALES AND EARNINGS

AND RE-CONFIRMS 2003 TARGETS

•	FY04 forecast sales of approximately $920 million, compared to FY03 forecast of approximately $690 million

•	FY04 forecast EPS in the range of $0.92 to $0.94, compared to FY03 forecast of $0.57 before charges, or $0.41 net of charges

•	Q104 forecast sales of approximately $250 million and EPS of approximately $0.30

Carlsbad, California—December 18, 2004—K2 Inc. (NYSE: KTO) today provided a forecast for fiscal year 2004 of sales of approximately $920 million and earnings per share in the range of $0.92 to $0.94 based on assumed outstanding shares of 34.4 million as of December 31, 2004. This assumes a modest level of accretion from the recently completed acquisition of Brass Eagle. For the first quarter 2004, the forecast is sales of approximately $250 million and earnings per share of approximately $0.30 based on assumed outstanding shares of 34.4 million as of March 31, 2004.

For fiscal year 2003, K2 reconfirmed its forecast of sales of approximately $690 million and earnings per share of $0.57 before charges associated with the early extinguishment of debt, or $0.41 net of the charges based on assumed outstanding shares of 26.2 million as of December 31, 2003. For the fourth quarter 2003, guidance is sales of approximately $170 million and earnings per share of $0.05 based on assumed outstanding shares of 29.9 million.

Richard J. Heckmann, Chairman and Chief Executive Officer said, “We are quite pleased with the outlook for 2004, particularly when viewed in the context of our 2002 and 2003 results. We made several acquisitions in 2003 and the integration steps and increased operating efficiencies are well underway which will allow us to convert our 2003 forecast results of $0.41 into 2004 forecast earnings of $0.92 to $0.94 per share. This has been an exciting year for K2 as we acquired the #1 brands in baseball, softball, paintball, and snowshoeing. We are well positioned for 2004 with five major product groups that are each the leader in their respective categories, and which provide us with a highly diversified base for future growth.”

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Stearns, K2, Ride, Olin, Morrow, Brass Eagle, Tubbs and Atlas. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, paintball, snowshoeing, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, and Adio and Hawk skateboard shoes. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its merger with Rawlings Sporting Goods Company, Inc. and other acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

(Tables Follow)

K2 Inc.

Assumed Shares Outstanding

	2003		2004
	Quarter ended Dec 31	Year ended Dec 31	Quarter ended Mar 31	Year ended Dec 31
	(in millions)
Basic Shares Outstanding for the year ended Dec. 31 2002	17.9	17.9	17.9	17.9
Weighted Average Shares Issued:
Rawlings Sporting Goods Company, Inc.	8.8	6.6	8.8	8.8
Worth, LLC	0.9	0.1	0.9	0.9
Brass Eagle Inc.	1.0	0.3	4.5	4.5
Fotoball USA, Inc.*	—	—	1.0	1.0
2003 Stock Option Exercises	1.3	1.3	1.3	1.3

Assumed shares outstanding	29.9	26.2	34.4	34.4

*	Expected to close in January 2004.